Exhibit F-2

April 11, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

         RE:     Great Plains Energy Incorporated
                     File No. 070-10064

Ladies and Gentlemen:

This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing of a certificate (the "Certificate") pursuant to Rule 24 by Great Plains Energy Incorporated ("Great Plains Energy") and its subsidiaries Kansas City Power & Light Company ("KCPL"), Great Plains Energy Services Incorporated ("GPES") and Wolf Creek Nuclear Operating Corporation ("WCNOC") (collectively, the "Applicants"), pursuant to Rule 24 in the above-referenced proceeding in accordance with the order of the Commission dated March 31, 2003 (the "Order"), authorizing the formation of GPES as a direct, wholly-owned subsidiary of Great Plains Energy and certain other transactions as more fully described in the Application/Declaration filed in this proceeding (the "Transactions").

I have acted as counsel to Great Plains Energy in connection with this proceeding and, as such, am familiar with the Transactions. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Application/Declaration.

In connection with this opinion, I have examined the Application/Declaration and the exhibits thereto, the Order, and originals, or copies certified to my satisfaction, of such corporate records of the Applicants and other entities, and such other documents, records and matters of law as I have deemed necessary for the purposes of this opinion. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to the original documents of all documents submitted to me as copies. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the Application and the aforesaid documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations hereinafter specified, I am of the opinion that, through and as of the date hereof:

1.     All state laws applicable to the Transactions were complied with.

2.     GPES is validly organized and duly existing under the laws of the state of Missouri, the equity securities issued by GPES to Great Plains Energy are validly issued, fully paid and nonassessable, and holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the articles of incorporation and related documents of GPES which define such rights and privileges.

3.     The debt securities issued by GPES to Great Plains Energy as part of the Transactions are valid and binding obligations of GPES in accordance with the terms thereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws form time to time in effect affecting the enforceability of creditors' rights generally and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

4.     Great Plains Energy legally acquired the equity and debt securities of GPES issued as part of the Transactions.

5.     The consummation of the Transactions did not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof.

I am a member of the State Bar of Missouri and, for purposes of this opinion, do not hold myself out as an expert of the laws of any jurisdiction other than the State of Missouri and the federal laws of the United States of America. I hereby consent to the filing of this opinion as an exhibit to the Certificate.

Very truly yours,

/s/Mark G. English
Mark G. English
Assistant Secretary